Exhibit 99.2

PARTICIPANTS

Corporate Participants

William H. Pfund – Vice President-Investor Relations

Brian R. Gamache – Chairman & Chief Executive Officer

Scott D. Schweinfurth – Chief Financial Officer, Treasurer & EVP

Orrin J. Edidin – President

Other Participants

Joseph R. Greff – Analyst, JPMorgan Securities LLC

Carlo Santarelli – Analyst, Deutsche Bank Securities, Inc.

Mark Strawn – Analyst, Morgan Stanley & Co. LLC

Dennis I. Forst – Analyst, KeyBanc Capital Markets

Harry C. Curtis – Analyst, Nomura Securities International, Inc.

Cameron P. S. McKnight – Analyst, Wells Fargo Securities LLC

Clifford W. Kurz – Analyst, Credit Agricole Securities (USA), Inc.

Ryan L. Worst – Analyst, Brean, Murray, Carret & Co. LLC

Chad Beynon – Analyst, Macquarie Capital (USA), Inc.

Bill Lerner – Analyst, Union Gaming Research LLC

MANAGEMENT DISCUSSION SECTION

Operator: Thank you for standing by; and welcome to the WMS Industries Fiscal 2012 Second Quarter conference call. During the presentation, all participants will be in a listen-only mode. Afterwards, you’ll be invited to participate in the question-and-answer session. As a reminder, today’s conference call on January 26, 2012, is being recorded. I would now like to turn the call over to Mr. Bill Pfund, Vice President of Investor Relations for WMS Industries. Please go ahead sir.

William H. Pfund, Vice President-Investor Relations

Thank you, Jason.

Before getting into the review of our operating progress and financial results, I’d like to remind everybody that our call today contains forward-looking statements concerning the outlook for WMS and future business conditions. These statements are based on currently available information and involve certain risks and uncertainties. The Company’s actual results may differ materially from those anticipated in the forward-looking statements depending on the factors described under “Item 1. Business” and “Item 1A. Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended June 30, 2011, and in our more recent press releases and reports filed with the SEC. The forward-looking statements made on this call and web cast, the archived version of the web cast, and in any transcripts of this call are only made as of this date, January 26, 2012.

This afternoon Brian Gamache, Chairman and Chief Executive Officer, will provide an overview of the second quarter results and the recent key milestones the Company has achieved; followed by Scott Schweinfurth, our CFO, with further insight on our financial results. Orrin Edidin, WMS’ President, joins us today from the ICE trade show in London and will discuss our progress on product and operational initiatives. We’ll conclude with final comments from Brian and then open the call up for questions. Now let me turn the call over to Brian.

Brian R. Gamache, Chairman & Chief Executive Officer

Thanks Bill and good afternoon everyone.

WMS’ fiscal second quarter results demonstrate ongoing progress in our improvement initiatives, as we are successfully achieving the milestones we set out for this transitional period. Consistent with our expectations, we believe the inflection point in terms of our operating and financial performance is now behind us. For the December 2011 quarter, WMS achieved total revenue of $162 million…a 4%, or $7 million, quarterly sequential improvement. On an operating profit of 13%, our diluted earnings per share were $0.29, inclusive of the $0.02 per diluted share benefit from litigation settlement.

Since announcing our revised plans in August, we’ve maintained steady improvement:

First and most importantly, our organizational realignment and revised product plan are rebuilding an improved flow in the development and commercialization of innovative, new products…contributing to more than 55 new for-sale game themes approved in the first half of fiscal 2012;

Second, these recently launched games incorporate innovative new gaming features and a greater diversity of math models, resulting in improved earnings performance that we believe led to an increase in our product sales ship share in the U.S. and Canada on a quarterly sequential basis;

Third, we’ve created a more efficient cost structure based on our restructuring initiatives and reduction in force, leading to $16 million in expense reductions in R&D and SG&A for the first six months of fiscal 2012 compared with a year ago, and

Fourth, we delivered quarterly sequential improvement in the December 2011 quarter in both total revenues and operating margin. Additionally, cash flow from operations in the December quarter increased to $53 million or about double the level of a year ago; and is up 48%, or $21 million, for the first six months of fiscal 2012 compared to the year-ago period.

Having accomplished these initial milestones, we expect to build additional product momentum that will generate further quarterly sequential growth in the second half of our fiscal 2012.

I believe it is also rather noteworthy that in the December 2011 quarter, we produced and shipped our 50,000th Bluebird2® gaming machine. Since its commercial launch in September 2008 – during the worst economic period in our lifetime – the premium-featured and premium-priced product has prospered throughout the challenges of a bad economic environment and customers’ constrained capital budgets because of the high-value proposition that WMS innovates for our customers.

Today’s press release highlights several other recent accomplishments that demonstrate the continued player appeal of our product vision and the ongoing customer demand for our innovative content and products…setting the stage for continued growth in fiscal 2013.

First, we signed a sales agreement with a major, multi-site customer for 1,500 new units to be shipped through the calendar 2012 to replace and upgrade a portion of their slot floors. Second, we continue to gain traction in our growing networked gaming business, as we’ve successfully expanded our unique WAGE-NET® networked gaming solutions to approximately 900 gaming machines at more than 50 casinos around the world. And third, our distinctive, first-in-the-gaming-industry Player’s Life® Web Services recently surpassed 800,000 unique-user log-ins.

Looking forward, with WMS’ product vision, strategic direction and core underlying strengths intact…including our talented, creative workforce; our continued investments in innovation and the creation of intellectual property, and our intense focus on driving operational improvements…I am encouraged that our progress and achievements in fiscal 2012 will lead to an even stronger year in 2013 for WMS.

Let me turn the call over to Scott.

Scott D. Schweinfurth, Chief Financial Officer, Treasurer & EVP

Thanks Brian and good afternoon everyone.

Let me briefly review our financial performance and trends. For the December 2011 quarter, our global new unit shipments increased on a quarterly sequential basis to a total of 5,803 new gaming machines. Of these, we recognized revenue on 4,846 gaming machines, of which 2,759 units were shipped in the U.S. and Canada.

New replacement units were approximately 2,200 units in the U.S. and Canada, a 600-unit quarterly sequential improvement, but below a year ago. Gaming machine sales for new casino openings and expansions in the U.S. and Canada totaled approximately 600 units, not including an additional 957 units that were shipped for new casino openings and expansions at customers’ requests, but not recognized as revenue, as we had not met all of the criteria for revenue recognition.

Internationally, we sold 2,087 new units comprising 43% of total global unit shipments compared with 2,389 units, or 38% of total units, a year ago, principally reflecting lower shipments in the Mexican and Australian markets.

Our average selling price was $16,325 compared with $16,620 last year, reflecting a unit mix that includes fewer premium gaming machines and the impact from economic realities in our industry. Other product sales revenues declined about $4 million, primarily reflecting lower used gaming machine sales revenues attributable to lower prices and fewer units compared with a year ago, partially offset by higher revenue recorded from the sale of approximately 5,000 conversion kits compared to 2,000 conversion kits in the prior-year period. There is no better indication of the high earnings performance of our new games than the fact that in the first six months of fiscal 2012 we recognized revenue on about 10,500 conversion kits up 169% compared to 3,900 conversion kits in fiscal 2011. This steady progress in upgrading the performance of our games on casino floors should lead to improved ship share over the long-term.

Revenue from gaming operations declined year-over-year, principally reflecting the impact from the lack of new participation products during the preceding twelve months. Average daily revenue was $67.62, a quarterly sequential decline of just under 6%, which in addition to the trailing impact associated with the lack of new participation products also reflects normal seasonal sequential patterns in the December quarter. With additional jurisdictional approvals on a number of new participation games, including THE WIZARD OF OZ™ Journey to Oz™, BATTLESHIP™ and the Pirate Battle® as noted on our last quarterly call, combined with initial approvals for our new Epic MONOPOLY™ game (which we received approval right at the end of the December quarter), as well as the expected commercialization of additional new participation products in the second half of fiscal 2012, we expect to install a number of these new themes, consistent with our previous expectations, which should enable us to improve both our installed base and our average daily rate in the second half of fiscal 2012.

Other gaming operations revenues were up $3 million over the prior-year, primarily due to incremental online and networked gaming revenues.

Turning to margins, our product sales gross profit margin was 50.1%, about flat with a yearago, reflecting a lower average selling price partially offset by ongoing improvements to lower product cost. The gross-margin benefit from increased higher-margin conversion kit and parts sales revenue was partially offset by the lower margins realized on used gaming machines.

We remain focused on taking additional costs out of the Bluebird xD™ and the Bluebird®2 cabinets through continuous improvement actions; and we expect to realize margin improvements in the second half of fiscal 2012 through these ongoing initiatives. Our gaming operations margin was down slightly at 77.7% in the quarter compared with 78.5% a year ago, largely reflecting unfavorable jackpot experience and higher costs for the networked gaming and online businesses we launched during the last 12 months.

Operating margin for the December quarter improved on a quarterly sequential basis. As expected, we had no impairment, restructuring and other charges and you can also see the sequential reductions we reported in R&D and selling and admin expenses due our cost containment efforts and restructuring and realignment initiatives, as well as the overall operating leverage on the sequential improvement in revenues. The combination of savings generated from our restructuring and realignment actions, coupled with a strong discipline on cost management, led to a $16 million reduction in total research and development and selling and administrative expenses for the six months ended December 31, 2011, compared with the comparable period a year ago, inclusive of the $4 million of incremental bad debt expense recorded in the September 2011 quarter. We expect to achieve expected cost savings in the second half of fiscal 2012 consistent with our previous expectations, which will result in improved operating leverage in the second half of fiscal 2012.

As anticipated, depreciation and amortization expense was higher year-over-year in the December 2011 quarter, principally resulting from the step up in depreciation associated with the continued transition of our participation base to Bluebird2 and Bluebird xD units and amortization associated with the investment in our networked gaming and online gaming initiatives following their commercialization during the last 12 months.

Net cash provided by operating activities improved by 48%, or $21 million, for the six months of fiscal 2012 over the comparable period a year ago, as cash from operations more than doubled in the December 2011 quarter compared to the December 2010 quarter. While net income was down year over year for the six months, operating cash flow increased primarily due to a substantially smaller increase in operating assets and liabilities, and higher depreciation and amortization and other non-cash charges, partially offset by lower tax attributes. Net cash used in investing activities was essentially flat year over year, as we continue to upgrade our participation base to the newer Bluebird2 and Bluebird xD units, as well as invest in property, plant and equipment, and intangible and other non-current assets.

During the December quarter, we repurchased approximately $10 million of our common stock, and have repurchased $37 million of our common stock, or 1.8 million shares, thus far in fiscal 2012, which is about 3% of our outstanding shares at the beginning of fiscal 2012. We have approximately $161 million remaining on our repurchase program and just over 55 million shares outstanding.

Total cash and cash equivalents were $93 million at quarter-end, up $10 million from the September quarter.

Reflecting continuing progress in the development and commercialization of new participation and for-sale products and continuing benefits from our restructuring, realignment and cost containment initiatives, we expect to accelerate sequential growth in total revenue and operating margin in each of the next two quarters. This is expected to lead to total revenues and operating margin that will be up, on a year-over-year basis, in the second half of fiscal 2012 over fiscal 2011. Overall, we anticipate that customers’ capital budgets will continue to result in only limited improvement in the industry replacement cycle in calendar 2012, but we will benefit from an increased demand from new casino openings and expansions.

Now, let me turn the call over to Orrin for his comments.

Orrin J. Edidin, President

Thanks Scott.

Our focus in the December quarter was to build on the initial progress we made in the September quarter by further improving the flow in the development and commercialization of new products to meet customers’ near-term needs…and we succeeded. Initial jurisdictional approvals were received in the December quarter on more than 20 new for-sale products. These new themes were in addition to the 35 new products that obtained initial approvals in the September quarter. For the first six months of fiscal 2012, that brings our total to more than 55 new game themes approved. We believe this improving flow of new products contributed to the quarterly sequential increase achieved in new unit shipments. Although total industry-wide, quarterly new-unit shipments are not yet available, based on initial competitive disclosures, we believe that our quarterly ship share in the U.S. and Canada improved from the September quarter.

Our development organization is fully dedicated to achieving further progress in coming quarters. By focusing on our legacy…leveraging our strength of creating innovative great content and games, we expect to realize additional improvement in ship share in the second half of our fiscal 2012, as we continue to introduce new products with differentiated gaming experiences and new math models.

For example, we expect to commercialize products featuring more new math models in fiscal 2012 than we had in aggregate for the last three years. Importantly, these new products, such as our new Colossal Reels™ and G+® 5x4 series, are already beginning to demonstrate superior player-appeal and high-earning performance in their initial placements on customers’ casino floors. It is of course still early in their rollout so we need to get more of these new, innovative games installed on customers’ slot floors. But, as we continue to move forward with commercializing a greater number of new products and validating their superior performance, we believe there are no present competitive obstacles that would impair our long-term ability to grow our ship share back to our prior levels.

Looking ahead, one of the encouraging industry-wide signs lies in the number of new casinos expected to open this calendar year and calendar 2013. Although individual floor shares will vary as you’d expect due to operator preferences and other considerations, we expect to generally receive a fair share in these new openings…likely averaging in the high teens. In the aggregate, we expect this acceleration in new casino openings in calendar 2012 to expand industry demand to over 20,000 new units, more than doubling the estimated new casino demand in calendar 2011.

We also expect additional incremental demand in fiscal 2013 from VLTs in Illinois, at racetracks in Ohio and in Italy, coupled with the replacement cycle for VLTs in the Canadian provinces. And, as we look longer-term, we are further encouraged by the potential being created by the new gaming initiatives in new jurisdictions such as Massachusetts, and the potential for new legislation to adopt or expand gaming in Illinois, Kentucky, New York, Florida and New Hampshire. In addition, several international markets are also looking to adopt or expand gaming. All of these would contribute to a further expansion for the industry, and would also likely add upward bias to the replacement base.

We are excited by our prospects for participating in the VLT opportunities in Canada, which represent meaningful new unit potential in fiscal 2013. In Alberta, the lottery authorities expect to replace and upgrade their entire installed base of 7,000 VLTs. They have begun this process by announcing their intent to replace an initial 2,000 VLTs; and WMS was selected to replace 25% of these units. We currently expect to ship these units in the first half of our fiscal 2013, and in addition we’ll earn software revenues for future development and game sets. Other Canadian provinces, including Manitoba and Saskatchewan, are also in the process of evaluating VLT replacement initiatives and we look forward to hearing their final decision within the coming months.

I’d also like to review another accomplishment that reflects favorable customer response to our refocused efforts on gaming content and enhancing our product portfolio through a greater diversity of math models. We recently secured orders for 1,500 new gaming machines and a commitment to increase our installed participation base from a major, multi-site casino operator that will be shipped by the end of calendar 2012. And we are pursuing longer-term commitments from other customers. We expect these customer commitments to represent a combination of extended payment terms and operating leases that – similar to this agreement – will increase our floor share, while also replacing and upgrading a portion of the original Bluebird gaming machines on their casino floors with new Bluebird2 and Bluebird xD units.

Likewise in our gaming operations business, we expect to see improvement in our installed base and daily average revenue in the second half of fiscal 2012 through further jurisdictional approvals and the commercialization of additional new participation products. I believe our product development pipeline for the second half of fiscal 2012 is among the broadest and most competitive that we have brought to market, and includes unique and differentiated new games such as CLUE™, Life of Luxury® Deluxe, Aladdin & the Magic Quest™, GONE WITH THE WIND™, Super Team™ and Monster Jackpots featuring the classic UNIVERSAL STUDIOS MONSTERS™, along with several additional game themes for refreshing existing series and form factors. These innovative games feature unique and differentiated gaming experiences that are unlike any other on the slot floor. In early prototype testing, players have responded favorably to these innovative features.

I think it is important to note that even as we have reevaluated and reduced staffing, WMS maintained an appropriate level of R&D spending that will continue to drive the increased flow of new, differentiated products. I would strongly emphasize that our reduction in force has not reduced our emphasis on innovation or pioneering unique gaming experiences enabled by advanced technology. The first products utilizing the amped up power and speed of our new third-generation CPU-NXT®3 operating system will be commercialized and introduced in our participation business in the second half of fiscal 2012. With these games, WMS will again redefine the gaming experience and take our Sensory Immersion 2.0 and Adaptive Gaming® form factors to new heights with games like Aladdin & the Magic Quest, CLUE and Super Team. In addition, several of these new participation products will also feature applications of our Player’s Life web services, which serve to amplify the game content and gaming experience for players, as in the upcoming CLUE game. I would also remind you that with the CLUE game, we will be partnering with Caesars for the game’s planned launch anticipated at the end of the March 2012 quarter.

As Brian noted, Player’s Life Web Services recently eclipsed the creation of 800,000 unique global log-ins, and one of the clear hits of G2E® was our new video poker product branded as My Poker™, which includes Player’s Life capabilities. We received enthusiastic interest in this platform from a variety of customers: local and strip casinos in Las Vegas, regional and tribal operators, and international customers, and we very much look forward to its commercialization this fall.

We also continue to advance our growth opportunities in networked gaming applications, and in the online and social gaming arena.

Regarding networked gaming, building on the progress established in the September quarter, we continue to grow our global presence. As Brian noted, we now have our WAGE-NET system connecting 900 gaming machines at more than 50 casinos worldwide…in Europe, Asia, Africa, Latin America and North America…with continued strong play performance. Our bank-by-bank rollout strategy is proving effective and we expect to continue expanding our presence on casino slot floors around the world in coming months and our goal remains to have installations in 100 locations worldwide by the end of our current fiscal year.

Our online UK gaming site, JackpotParty.com, has had a successful first year of operations. We’ve continued to add new players each month, expand our online presence with new games, and generate higher revenues on a quarterly sequential basis.

Our online strategy has been to first develop and demonstrate the robustness of WMS’ online technologies and end-to-end gaming capabilities with JackpotParty.com; and then expand into additional markets by providing a full array of business-to-business products and services to those land-based casino operators that are ready to move forward with online gaming offerings for their patrons. With the demonstrated capabilities of JackpotParty.com, we believe we are well positioned to offer our land-based gaming customers with proven online, interactive gaming solutions and services.

Now let me turn the call over to Brian for some additional perspective.

Brian R. Gamache, Chairman & Chief Executive Officer

Thanks Orrin.

We took decisive action to address head-on the challenges we faced in fiscal 2011, and as a result of successfully executing on these initiatives in the first half of fiscal 2012, we are on track to achieve further progress and growth in the second half of fiscal 2012. We are poised to end this fiscal year with strong momentum, and with our deeply embedded culture of innovation, the breadth and strength of our talented WMS team, and our strategic vision coupled with our sound financial foundation, I believe we are well positioned for further improvements in fiscal 2013.

Before opening the call for your questions, I want to reiterate that our highest priority remains the ongoing development and commercialization of new innovative, differentiated products that will drive further improvements in our installed participation footprint and in our quarterly product sales ship share. We place an extraordinary emphasis on creating value for our customers; and I believe the performance we reported today and our other milestones clearly indicate that customers continue to value the innovation and strength of our product pipeline. I continue to believe WMS is strongly positioned to serve customers with innovative, high-performing gaming products enabled by advanced technologies that will continue to redefine our industry.

And, as we’ve also discussed today, there is significant opportunity in the quarters and years ahead for overall industry growth, both domestically and internationally. Due to the previously mentioned orders, and other significant opportunities we are presently pursuing, I believe our visibility will improve over the coming months.

Looking beyond the top line, WMS is realizing meaningful cost savings from our restructuring and realignment actions and through regimented cost containment discipline. We are prudently re-allocating some of these benefits to support sustainable future growth in new revenue and margin sources. And, with each passing quarter, we grow our position and success in the online gaming world, with our WAGE-NET, Remote Configuration and Download capabilities and our Portal applications, and our unique Player’s Life web services. As we continue to expand these exciting businesses and monetize their future potential, I believe they have the capability to reshape our longer-term revenue and margin results and deliver increased shareholder returns.

Now, we will be pleased to take your questions. Operator.

QUESTION AND ANSWER SECTION

Operator: Thank you, sir. [Operator Instructions] Our first question comes from the line of Joe Greff with JPMorgan. Please go ahead.

<A – Brian Gamache – WMS Industries Inc.>: Hi, Joe.

<Q – Joseph Greff – JPMorgan Securities LLC>: Good afternoon, everyone. I have a few questions here. One, the installed base was down sequentially more than we had forecast and unit sales were actually a bit better – nicely than we were forecasting. Should we deduce from that that you’re selling some of those Participation boxes? And if so, why?

My second question relates to I guess some of your ASP commentary. You mentioned ASP was down year-over-year and also was down sequentially reflecting mix and a competitive marketplace. And I think, Scott, you mentioned the realities of the economy. Can you just explain that? Is WMS proactively pulling back, cutting ASP? Or is it reacting to competitors’ pricing? Or reacting to performance of product? And then the agreement with this major multi-site casino operator to replace 1,500 Bluebirds, I guess how aggressive did you have to be on the ASP side? If you can help us understand those items, that would be helpful.

<A – Brian Gamache – WMS Industries Inc.>: Okay. Let me start with – first of all, no, we’re not selling participation games, Joe. That’s not the reason. I think this past quarter, we kind of gave this guidance in the last call that we thought typically when we put a participation – for every two participation games we install, we take one out. So it’s 50% accretive. This past quarter, because of the delay in getting these products out for the past year, it was literally a one for one, which is not usual and not typical. The good news going forward, we’ve got about 1,900 games in our queue right now in our backlog, which is about a quarter and a half – we install about 85 to 100 a week.

So when you look at the backlog we have, it’s really a quarter and a half of backlog. One would hope that we would get back to that two for one trade going forward in the second half. As Orrin said in his commentary, the lineup that we have has never been this strong. The beta sites that we’re seeing and the interest from our customers regarding some of these Participation products, particularly CLUE and Aladdin and Super Team, are amongst the highest level of interest we’ve seen. So we’re very excited about the participation business. It’s kind of where we thought it would be right now. And we believe that we’ve reached the low water mark, and going forward, we’re going to see a nice uptick in the second half.

ASP, I think when you look at our ASPs, we were down I think 2% for the quarter year-over-year and 1% year-to-date. Over the last – since 2008, we have run a compound annual growth rate of about 7% increasing in our ASPs. And I think what you saw this first six months of this year is we sold about 15% of our product mix was premium-priced for-sale product, as opposed to a 23% a year ago. So that had a little bit of an effect. And also the competitive pressures. We have been more competitive in our pricing. We’ve not been known to reduce our prices significantly, but we have been more competitive in our pricing schedules and I’m proud to say that we’ve gotten some business as a result of our pricing consideration.

So we don’t believe that this is the long-term approach. We believe we had to do this to be competitive with some of the things that were going on in the marketplace and we responded accordingly. So I think that the fact that we are within 1% of a year ago, given the difficulty of this climate, that’s not such a bad thing. And as far as our multi-site customer, the terms and conditions of that were no more unusual than a regular sales order. Now there are some things, some considerations regarding the overall business proposition that we don’t disclose publicly, but it was a multi-pronged deal with participation and conversions and so forth. So it was a great economic deal for us and we’re very excited about this transaction with the customer.

<Q – Joseph Greff – JPMorgan Securities LLC>: Thank you, Brian.

Operator: Our next question comes from the line of Carlo Santarelli with Deutsche Bank. Please go ahead.

<Q – Carlo Santarelli – Deutsche Bank Securities, Inc.>: Hey, guys. Thank you.

<A – Brian Gamache – WMS Industries Inc.>: Hey, Carlo.

<Q – Carlo Santarelli – Deutsche Bank Securities, Inc.>: I just want to talk quickly about the calendar fourth quarter, if you look across regional gaming and even Las Vegas, we did see a decent uptick in slot revenues across most markets. And when I look at obviously the year-over-year decline in the participation side, it’s a little bit alarming from the standpoint that while the markets were growing, you guys seem to have slipped a little bit more meaningfully in that segment. Could you talk a little bit about how much of that is being mix-driven? Or if there’s any other factors that are coming into play there with respect to your average revenue per day?

<A – Brian Gamache – WMS Industries Inc.>: Again, our average revenue per day I believe is a combination of the economic climate, as well as some of the performance issues. We had some competitors that had some good games out there that perhaps took away from some of our performance issues. But at the end of the day, as I said, this was not to be unexpected given our performance in the first half of the year. This is about how we thought it would go. You’ll see an uptick in the second half given the product portfolio that we’re going to be launching. So as I said, it’s not too far off from where we thought. It’s a little softer than we’d like to see, but hopefully this Q3 and Q4 will show an uptick.

<Q – Carlo Santarelli – Deutsche Bank Securities, Inc.>: Okay. Thank you, Brian.

Operator: Our next question comes from the line of Mark Strawn with Morgan Stanley. Please go ahead.

<Q – Mark Strawn – Morgan Stanley & Co. LLC>: Thanks. Two questions. First on the Game Ops backlog that you mentioned of those 1,900 units, is that driven by new titles or refresh of existing titles? And more specifically, are you expecting to see growth in your core titles with WIZARD OF OZ and MONOPOLY? Then just one clarification on your expectation of growth in yields in the back half of the year. Are you talking about sequentially or year-over-year?

<A – Brian Gamache – WMS Industries Inc.>: Sequentially.

<Q – Mark Strawn – Morgan Stanley & Co. LLC>: Okay.

<A – Brian Gamache – WMS Industries Inc.>: And I think we would like to end the year kind of flattish where we were – where we ended the last year. And that would be a good thing heading into 2013 with momentum and product, again coming out in the first part of 2013.

<Q – Mark Strawn – Morgan Stanley & Co. LLC>: Okay.

<A – Bill Pfund – WMS Industries Inc.>: Gaming Ops backlog.

<A – Brian Gamache – WMS Industries Inc.>: Oh. The Gaming Ops backlog, the backlog is about 70% new themes and about 30% refreshes just as far as a rough estimate goes.

<Q – Mark Strawn – Morgan Stanley & Co. LLC>: Okay. And are you expecting those core titles for, say WIZARD OF OZ, MONOPOLY, to grow as the year goes on given that 30% number?

<A – Brian Gamache – WMS Industries Inc.>: Yes. We would expect the Journey to Oz in particular to having great success and Epic MONOPOLY and some others that are going to continue to be accretive.

<Q – Mark Strawn – Morgan Stanley & Co. LLC>: Okay. Thank you very much.

<A – Brian Gamache – WMS Industries Inc.>: Okay.

Operator: Our next question comes from the line of Dennis Forst with KeyBanc. Please go ahead.

<Q – Dennis Forst – KeyBanc Capital Markets>: Good afternoon, guys.

<A – Brian Gamache – WMS Industries Inc.>: Hey, Dennis.

<Q – Dennis Forst – KeyBanc Capital Markets>: I had a question about product margins in the second half. I think you said that there was going to be continued progress. Is that progress against a year ago? Or will we get somewhere north of 51% with product margins in the second half of this fiscal year? The first half was about 50.5%.

<A – Scott Schweinfurth – WMS Industries Inc.>: Yes, Dennis. It’s Scott. We would expect that you would see growth in the product sales margin in both the third quarter and the fourth quarter.

<Q – Dennis Forst – KeyBanc Capital Markets>: Sequentially? Or year-over-year?

<A – Scott Schweinfurth – WMS Industries Inc.>: Correct.

<Q – Dennis Forst – KeyBanc Capital Markets>: Sequentially. Good. Good.

<A – Scott Schweinfurth – WMS Industries Inc.>: Sequentially.

<A – Brian Gamache – WMS Industries Inc.>: With higher volumes, you’re going to have a better margin.

<Q – Dennis Forst – KeyBanc Capital Markets>: Yeah. And then also with the sales, you said there were 960 units that were shipped but not recognized. So those will fall – will all those fall in the third quarter?

<A – Brian Gamache – WMS Industries Inc.>: We’re not positive exactly, but it’ll fall in the second half we’re highly confident.

<Q – Dennis Forst – KeyBanc Capital Markets>: Okay, Brian. What was that number in the first quarter that was shipped not recognized that may have been recognized in the second quarter? Do you recall that, Scott?

<A – Brian Gamache – WMS Industries Inc.>: It was zero. It was zero, Dennis.

<Q – Dennis Forst – KeyBanc Capital Markets>: It was zero.

<A – Scott Schweinfurth – WMS Industries Inc.>: Yes.

<Q – Dennis Forst – KeyBanc Capital Markets>: Okay. Then I had one. Oh, just a simple question. I may have even missed it. The litigation benefit of $0.02 a share. What was that from exactly?

<A – Brian Gamache – WMS Industries Inc.>: We had a litigation that we settled with a competitor. We don’t disclose the terms of that settlement, but you could probably figure it out.

<Q – Dennis Forst – KeyBanc Capital Markets>: Okay. And where was that benefit? Where was the credit? In what line item?

<A – Scott Schweinfurth – WMS Industries Inc.>: It’s in other income, so below operating margin.

<Q – Dennis Forst – KeyBanc Capital Markets>: Below. Oh, okay. Interest and other income. It was in there?

<A – Scott Schweinfurth – WMS Industries Inc.>: Correct.

<Q – Dennis Forst – KeyBanc Capital Markets>: Okay. Got it. Thanks. Thank you.

<A – Brian Gamache – WMS Industries Inc.>: You’re welcome.

Operator: Our next question comes from the line of Harry Curtis with Nomura. Please go ahead.

<Q – Harry Curtis – Nomura Securities International, Inc.>: Hey guys. Quick question...

<A – Brian Gamache – WMS Industries Inc.>: Good to have you back, Harry.

<Q – Harry Curtis – Nomura Securities International, Inc.>: Yeah, well, thank you. Appreciate that. First of all, on your Internet strategy, it sounds to me like you’re at least starting out on the B2B side. But do you have any plans for B2C?

<A – Brian Gamache – WMS Industries Inc.>: Orrin, do you want to take that?

<A – Orrin Edidin – WMS Industries Inc.>: Well I think he means that the other way around. We’re really starting in the B2C side in the U.K. here. And have achieved some initial success.

<Q – Harry Curtis – Nomura Securities International, Inc.>: That’s right. I’m sorry.

<A – Orrin Edidin – WMS Industries Inc.>: But yes, Harry, it’s always been our original intent and part of the longer-term road map and strategy to migrate from B2C once the product is proven and we’ve gained that experience to move that into the B2B space. And that’s ongoing. We would expect to see something in the coming months.

<Q – Harry Curtis – Nomura Securities International, Inc.>: The second question is you’ve been replacing, pretty actively replacing the installed base of your participation games. Where are you in that process? How much do you expect to spend this year? And next year?

<A – Scott Schweinfurth – WMS Industries Inc.>: So this year, we’re likely to spend about the same that we did last year because we really started the process of changing out the Bluebird1s to Bluebird2s and Bluebird xDs in earnest in our fiscal 2011. So that number is going to be somewhere in the $65 to $70 million range. Next year, that number should go down a bit, because we’ll have changed out the brunt of it in fiscal 2011 and fiscal 2012.

<Q – Harry Curtis – Nomura Securities International, Inc.>: Okay. And last question was related to SG&A. Brian, notwithstanding the variable elements to SG&A, like commissions, do you think that in this quarter that SG&A is essentially where you want it? Or do you have more to go? And if you do, where’s it going to come from?

<A – Brian Gamache – WMS Industries Inc.>: Well we’re always on a continuous journey to have cost reductions and efficiencies in the company, and I’m not satisfied. While we’ve done a good job, I’m not satisfied that we’ve reached our full abilities here. So continue to look for additional cost reductions, Harry, as we go forward.

<Q – Harry Curtis – Nomura Securities International, Inc.>: Okay. Any sense of – can you provide any color on where it might come from, where the best opportunities are?

<A – Brian Gamache – WMS Industries Inc.>: I think it’s premature to do that, but I do think that we’re going to continue to see some benefits from this restructuring. We haven’t really seen a lot of the benefits yet because it’s too early. But you’ll see, particularly in the supply chain area and other areas, engineering and product development in particular, some efficiencies start to hit the P&L in the very near future.

<A – Scott Schweinfurth – WMS Industries Inc.>: And Harry, I’d add that we said on the call, or in the speech, prepared remarks, that we had achieved $16 million of savings between selling and admin and R&D on a year-over-year basis in the first half of our fiscal year. That number will likely go down in the second half. The comparison will go down in the second half because we had started implementing some cost savings in the March 2011 and June 2011 quarters. So the difference between the two periods will be not as great as it was in the first half.

<A – Brian Gamache – WMS Industries Inc.>: I also want to point out, Scott, that although we’ve reduced our R&D expenses as a percentage of revenues, it’s fairly flat from a year ago. We’re still in that 14 percentage standpoint, which is still at the upper end of our competitive set.

<Q – Harry Curtis – Nomura Securities International, Inc.>: Okay. That does it for me. Thank you.

<A – Brian Gamache – WMS Industries Inc.>: Thanks, Harry.

Operator: [Operator Instructions] Our next question comes from the line of Cameron McKnight with Wells Fargo. Please go ahead.

<Q – Cameron McKnight – Wells Fargo Securities LLC>: Thanks very much. Good evening, guys.

<A – Brian Gamache – WMS Industries Inc.>: Hey, Cameron.

<Q – Cameron McKnight – Wells Fargo Securities LLC>: One question then I have a follow-up. The approval of the 20 new titles this quarter, how does that compare to the number of titles that you had approved in the prior two or three quarters?

<A – Scott Schweinfurth – WMS Industries Inc.>: We had 35 approved in the September quarter.

<A – Brian Gamache – WMS Industries Inc.>: But year-over-year.

<A – Scott Schweinfurth – WMS Industries Inc.>: And I don’t have in front of me the numbers year-over-year. So I would...

<A – Brian Gamache – WMS Industries Inc.>: It’s a dramatically different number.

<A – Scott Schweinfurth – WMS Industries Inc.>: Yeah.

<Q – Cameron McKnight – Wells Fargo Securities LLC>: I’m sorry, I’m more interested in the sequential trends through calendar 2011.

<A – Scott Schweinfurth – WMS Industries Inc.>: Yeah. I don’t have in front of me the March and June numbers. But I would suggest that you follow up with Bill on that because we have it. I just don’t have it in front of me here.

<Q – Cameron McKnight – Wells Fargo Securities LLC>: Okay. Sure.

<A – Scott Schweinfurth – WMS Industries Inc.>: But...it would be a substantially higher number because, as you’ll recall, in substantially all in fiscal 2011 we were having challenges with getting approval through the regulators. And as a result of realigning the product plan and doing – taking some technologies out of games starting in the spring and summer last year, we’re now getting to a more normalized flow of new product. So having 55 approved in the first half of our fiscal 2012 is a great achievement.

<Q – Cameron McKnight – Wells Fargo Securities LLC>: Right. Got it. And, Scott, the 957 units that were deferred in the quarter, why haven’t they, or what are the criteria for those units to be recognized?

<A – Scott Schweinfurth – WMS Industries Inc.>: You can read our revenue recognition policy in our 10-Qs and 10-Ks. And there was one aspect of the revenue recognition policy that we did not meet. And so we had to defer the revenue. And as we said earlier, that revenue will likely be recognized in the March and the June quarter.

<Q – Cameron McKnight – Wells Fargo Securities LLC>: Okay. Great. Thanks.

Operator: Our next question comes from the line of Clifford Kurz with CLSA. Please go ahead.

<Q – Clifford Kurz – Credit Agricole Securities (USA), Inc.>: Hi. Thank you. I’m calling on behalf of John Oh at CLSA. Thanks for taking my question. I just have two quick questions. One is you’ve talked a lot about the games, CLUE, Aladdin. Which do you – would you say you’re pinning your hopes on in terms of the next major hit? What in terms of now and the pipeline would you say is some of the games you are very optimistic about?

<A – Brian Gamache – WMS Industries Inc.>: Well, I think that – it’s a very good question. The key thing that we have going on here, Clifford, is we have – we’re launching our CPU-NXT3, as Orrin mentioned, in Q4. The first game that we’re bringing that out with is Aladdin. And CPU-NXT3 is 6 times the horsepower of CPU-NXT2 and 20 times the graphics capabilities of CPU-NXT2. So if you recall, about three years ago when we brought CPU-NXT2 out, we kind of leapfrogged our competitors by giving them a quality experience that heretofore hadn’t existed. We believe the same thing is going to happen. Aladdin is the first game that we’re bringing out in Q4 and a whole plethora of games coming out in fiscal 2013 are going to be on that CPU-NXT3 platform, which we are just giddy about. So that’s a very important milestone for this company is to get that platform. And then we have new platforms coming out next year, form factors that we’re very excited about as well.

So I think you’re seeing our innovation streak hit its stride again. We’ve been kind of silent on that front for a few quarters and I think when you see the Colossal Reels and the G+ Deluxe 5x4s and kind of quality work we’re producing today. And one thing I’m very proud of, as Scott mentioned and hopefully was picked up upon, is we sold 5,000 conversion kits during the quarter, up from 2,000 the year before. That’s a very good sign that people were seeing a difference in our product. They wouldn’t be buying our conversions if they didn’t see a demonstrable difference in our content. So things are starting to click here. We’re not declaring victory yet, but we certainly have got a lot to be proud of and progress is certainly there.

<Q – Clifford Kurz – Credit Agricole Securities (USA), Inc.>: Great. And then the other question is you’re guiding for sequential improvements in the second half, can you just go through in terms of your assumptions of where you’re going to see most of the improvements are coming from?

You’re talking about new pipeline, so is that going to come mostly in Game Ops or product sales or both? And also...

<A – Brian Gamache – WMS Industries Inc.>: It’s going to come from both. Typically, Q3 and Q4 are our busiest two quarters of the year on a historical basis. So you’ll see an increase in both product sales and Gaming Operations revenues, both in footprint and yield hopefully. And you’ll see continued improvement in the margins as a result of the additional volume. So this is historical trends and we think we have good headwind going into the last half of the year, which is again, a very important part of the year for us.

<Q – Clifford Kurz – Credit Agricole Securities (USA), Inc.>: Great. Thanks very much.

Operator: Our next question comes from the line of Ryan Worst with Brean Murray. Please go ahead.

<Q – Ryan Worst – Brean, Murray, Carret & Co. LLC>: Thanks. Hi, guys.

<A – Brian Gamache – WMS Industries Inc.>: Hi, Ryan.

<Q – Ryan Worst – Brean, Murray, Carret & Co. LLC>: Just a couple questions. First, in Australia, you guys mentioned that as a market that declined in unit sales. And I know that’s been an area of focus for you, so could you just kind of provide some color on what’s going on in that market? And then I have a follow-up.

<A – Scott Schweinfurth – WMS Industries Inc.>: Sure. There’s a legislator in Australia that has proposed nationalizing gaming laws there because right now, each of the states has their own rules per se. And so the operators there have cut back a bit on their purchasing as they wait to see whether there are going to be these proposed nationalized rules because they obviously want to make sure that they don’t spend capital on something that will not be compliant sometime in the future. So that’s what’s having an impact on the demand there.

<Q – Ryan Worst – Brean, Murray, Carret & Co. LLC>: Okay. So that’s kind of a market-wide phenomenon. And then just a follow-up on the 1,500 replacement deal. You mentioned that there’s some operating leases and conversions. Could you provide the number of games that will be recognized as sales when they actually occur? Is that most of the 1,500? Or just part of it? Or how is revenue recognition going to work for those games?

<A – Scott Schweinfurth – WMS Industries Inc.>: The 1,500 will be recognized in the quarter that they ship to the customer.

<A – Brian Gamache – WMS Industries Inc.>: Calendar 2012.

<A – Scott Schweinfurth – WMS Industries Inc.>: Yeah. It’s all in calendar 2012. The customer has multiple casinos, and so they have to get things staged. And so as we ship them, we will be able to recognize revenue on them.

<Q – Ryan Worst – Brean, Murray, Carret & Co. LLC>: Okay. So just we should expect regular unit sales for those 1,500?

<A – Scott Schweinfurth – WMS Industries Inc.>: Correct.

<Q – Ryan Worst – Brean, Murray, Carret & Co. LLC>: Okay. Great. Thank you.

Operator: Our next question comes from the line of Chad Beynon with Macquarie. Please go ahead.

<Q – Chad Beynon – Macquarie Capital (USA), Inc.>: Thanks. Hi, guys. How you doing?

<A – Brian Gamache – WMS Industries Inc.>: Good.

<Q – Chad Beynon – Macquarie Capital (USA), Inc.>: First question, strong quarter internationally back north of the 2,000 level. Could you talk about any specific markets where you had successes? And also if there was any FX benefit that may have affected ASPs for the quarter.

<A – Scott Schweinfurth – WMS Industries Inc.>: Yes. For the most part, I’m going to start with the second piece. We’re selling our product in U.S. dollars internationally. And so there’s no FX impact that we have as a result of that. And then relative to markets internationally, we did ship product into Macau for the new Las Vegas Sands property, so that was a benefit there. Argentina and I’d say the Southern cone of Latin America has been particularly active as of recent. Europe remains I’ll say very slow, although Orrin tells us from the ICE show that it was the most active that we’ve seen in several years and customers came to buy rather than just to look. So we’ll see hopefully that’ll translate in the future and make things a bit better in the European side.

<Q – Chad Beynon – Macquarie Capital (USA), Inc.>: Okay. Thanks, Scott. And then regarding the recently-expanded credit line, you used a little bit for buybacks in the quarter. Could you touch on your near-term plans with this? And if you were actively looking at any I guess new deals during the quarter to put this to use?

<A – Brian Gamache – WMS Industries Inc.>: We used a little bit of the credit line in the quarter before. This past quarter, we paid cash. The credit line is really to allow us to grow our business over the next several years. We believe that between our cash position and our credit line, we’ve got enough dry powder to really leverage our company and really grow the opportunities that we see out there, particularly in the online and social areas that we’ve been investigating and actively involved in. So there’s a lot of opportunities for organic growth, inorganic growth, licensing, strategically aligning out there that we’re very excited about, and you’ll be hearing more about that as time goes on.

<Q – Chad Beynon – Macquarie Capital (USA), Inc.>: Okay. Thanks, guys.

Operator: Our next question comes from the line of Bill Lerner with Union Gaming. Please go ahead.

<Q – Bill Lerner – Union Gaming Research LLC>: Thanks. Hey, guys.

<A – Brian Gamache – WMS Industries Inc.>: Hey, Bill.

<A – Scott Schweinfurth – WMS Industries Inc.>: Hey, Bill.

<Q – Bill Lerner – Union Gaming Research LLC>: Hey there. A couple of questions, one probably for Orrin and then Brian, just a general one for you. The first one, obviously we saw participation or Game Op yields decline year-over-year I think 9%. I suspect it’s probably a good proxy to understand what refreshed Game Ops titles, how they performed yield wise year-over-year relative to non-refreshed. I guess can you – maybe that’s for Orrin. Can you talk about that? I think that probably tells a good story and as you get proxy going forward, and then a follow-up for Brian.

<A – Orrin Edidin – WMS Industries Inc.>: Well, almost without exception, the refresh products are going to perform better than the games they replace because obviously they’re newer. The refresh to MONOPOLY, putting in BATTLESHIP, Pirate Battle, Leprechaun’s Gold, they’ve all come out with very good performance and clearly an improvement over the games that they had replaced. So that’s pretty much with across the board and that’s something that should always be expected.

<Q – Bill Lerner – Union Gaming Research LLC>: Okay. So yeah, Orrin, I guess what I’m getting at then is if you had refreshed – this is a year ago, two years ago and you’re refreshing at the pace that you normally were every six months or what have you, the yield decline would have been less or perhaps...

<A – Orrin Edidin – WMS Industries Inc.>: Oh, no doubt. Yeah, no doubt. As we said over the last few quarters, the – not getting into the normal flow and cadence of approvals that we had in the past really did impact performance because it stretched that period of time between refreshes. There’s no doubt that that an impact. But we think we’re returning to a normalized level of approvals so we can get those refreshes out on a more predictable schedule, and you would expect to see performance improve over a shorter period of time than we had over that prior period because of the lack of approvals.

<A – Brian Gamache – WMS Industries Inc.>: Bill, as I said, this was not to be unexpected for us because of the launches that we have that we’re depending on to uplift that rising tide are coming in Q3 and Q4, so this is not to be unexpected, although we would have liked to have seen not necessarily a one-for-one swap out; that’s not something we want to get in the habit of doing.

<Q – Bill Lerner – Union Gaming Research LLC>: Okay, great. And then, Brian, just a follow-up. I know you talked about sort of inflection happening or I think you put it your way behind you. I know this isn’t what you have in mind obviously. Can you just talk a little but about your view on business, what happened? Obviously a lot of it has to do with timing of approvals or complexity, but where are you a year from now?

<A – Brian Gamache – WMS Industries Inc.>: Well, it’s a great question, Bill. I think when you look back at the last 18 months when we were hitting our stride and getting 30% ship share, I think that we created products that were ahead of their time. The regulators had trouble getting them through and digesting them; the customers had a tough time buying them because of the capital. And I think we just got a little bit aggressive on our product development schedule and now we’ve kind of toned that back. We’ve put a lot of the projects we’re working on kind of to the side and we’re going to bring them out at a later date when the customers are willing to pay for them and that they can absorb them.

But I think that when you look at the core strength of our company, Bill, it’s about content. And when you think about what put WMS on the map a few years ago was that Tri-Innovation series; we had the Transmissive Reels, we had Community Gaming, we had Sensory Immersion. You’re going to see us a year from now being back in that mode of cutting-edge products that people are standing in line to play. So if we were sitting here a year from now and weren’t back in the mid-20s to high 20s ship share, I would be very disappointed. Based on the products, the sight lines that I see, based on the Beta sites, based on the CPU-NXT3 that’s going to be delivering an extraordinary experience for the players, I’d be very, very concerned if we weren’t back to where we were 18 months ago.

So I think the last 18 months, as painful as they’ve been, we’re a better company for having gone through it. I think we’ve got better organization, better talent, better processes. And I think that we’re going to come out of this the other end a much stronger and more energized company.

<Q – Bill Lerner – Union Gaming Research LLC>: Okay. Thanks, guys.

Operator: And there are no further questions at this time. I’d like to turn the call back to you, gentlemen, for closing remarks.

Brian R. Gamache, Chairman & Chief Executive Officer

Thank you for joining us this afternoon. As you can tell from our comments, we’re very encouraged by the success we are achieving in addressing near-term revenue opportunities and with the realized savings generated from our reorganization and realignment actions. We also look forward to updating you on our next call in late April regarding our ongoing progress and opportunities. Have a great afternoon.

Operator: Ladies and gentlemen, that does conclude the conference call for today. We thank you for your participation and ask that you please disconnect your line.

Product names mentioned are trademarks of WMS, except for the following:

G2E is a registered trademark of the American Gaming Association and Reed Elsevier Inc. Used with permission.

GONE WITH THE WIND™ Turner Entertainment Co. & The Stephens Mitchell Trusts. © Turner Entertainment Co. (s12)

MONOPOLY, BATTLESHIP and CLUE are trademarks of Hasbro. Used with permission. ©2012 Hasbro. All rights reserved.

THE WIZARD OF OZ and all related characters and elements are trademarks of and © Turner Entertainment Co. (s12) Judy Garland as Dorothy from THE WIZARD OF OZ. (s12)

THE UNIVERSAL STUDIOS MONSTERS are trademarks and copyrights of Universal Studios. Licensed by Universal Studios Licensing LLC. All Rights Reserved.

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